EXHIBIT 99.1

               Press Release dated August 10, 1995


FOR IMMEDIATE RELEASE
August 10, 1995


     DAIRY MART COMMENTS ON DELAWARE CHANCERY COURT ACTION,
    ANNOUNCES RECORD DATE FOR ANNUAL MEETING OF STOCKHOLDERS
          AND REMOVAL OF CHARLES NIRENBERG AS CHAIRMAN


Enfield, Connecticut - Dairy Mart Convenience Stores, Inc. (NASDAQ
- DMCVA & DMCVB) announced today that Charles Nirenberg and Mitchell Kupperman, both current directors of the Company, have commenced an action in the Delaware Chancery Court against Dairy Mart and the Company's other directors. The action, among other things, seeks a ruling of the Court that Messrs. Nirenberg and Kupperman, acting on behalf of a general partner of DM Associates Limited Partnership (a limited partnership that holds a majority of the outstanding shares of the Company's Class B common stock), have effectively replaced by written consent two of Dairy Mart's seven current directors, including Robert B. Stein, Jr., the Company's Chief Executive Officer, with two persons chosen by them. In the alternative, the action seeks an order of the Court directing the Company to hold an annual meeting of stockholders promptly and establishing August 7, 1995 as the record date for the meeting. Messrs. Nirenberg and Kupperman also are seeking an interim order purportedly to preserve the status quo pending a judicial determination of the issues raised by their complaint.

The Company believes that the claims of Messrs. Nirenberg and Kupperman regarding their efforts to alter the composition of the Company's Board of Directors are completely without merit and Dairy Mart intends to vigorously defend itself against the lawsuit.

The Company also announced that at a meeting of the Board of Directors held on August 10, 1995, the Company's directors removed Mr. Nirenberg from his positions as Chairman of the Board and Chairman of the Company and placed Mr. Kupperman on a leave of absence pending a review of his actions as an officer of the Company. The Company further announced that the directors have established September 29, 1995 as the record date for the Company's 1995 annual meeting of stockholders, which the Board previously has scheduled for October 31, 1995.